Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Farhan Ahmad	Erica Rodriguez Pompen
	Investor Relations	Media Relations
	farhanahmad@micron.com	epompen@micron.com
	(408) 834-1927	(408) 834-1873

MICRON TECHNOLOGY, INC. REPORTS RESULTS FOR THE
THIRD QUARTER OF FISCAL 2019

Strong execution drives profitability and free cash flow

BOISE, Idaho, June 25, 2019 – Micron Technology, Inc. (Nasdaq: MU) today announced results for its third quarter of fiscal 2019, which ended May 30, 2019.

Fiscal Q3 2019 Highlights
•Revenue of $4.79 billion versus $7.80 billion for the same period last year
•GAAP net income of $840 million, or $0.74 per diluted share
•Non-GAAP net income of $1.20 billion, or $1.05 per diluted share
•Operating cash flow of $2.71 billion versus $4.26 billion for the same period last year

•	Share repurchases of $2.66 billion under the authorized buyback program in the first nine months of 2019

"Micron's improved competitive position and strong execution helped us deliver solid results despite a challenging environment," said Micron Technology President and CEO Sanjay Mehrotra. "While we are seeing early signs of demand improvement, we plan to reduce our capital expenditures in fiscal 2020 to help improve industry supply-demand balance."

Quarterly Financial Results
(in millions, except per share amounts)	GAAP (1)			Non-GAAP (2)
	FQ3-19	FQ2-19	FQ3-18	FQ3-19	FQ2-19	FQ3-18
Revenue	$4,788	$5,835	$7,797	$4,788	$5,835	$7,797
Gross margin	$1,828	$2,864	$4,723	$1,884	$2,928	$4,750
percent of revenue	38.2%	49.1%	60.6%	39.3%	50.2%	60.9%
Operating income	$1,010	$1,957	$3,953	$1,110	$2,110	$4,017
percent of revenue	21.1%	33.5%	50.7%	23.2%	36.2%	51.5%
Net income attributable to Micron	$840	$1,619	$3,823	$1,198	$1,971	$3,898
Diluted earnings per share	$0.74	$1.42	$3.10	$1.05	$1.71	$3.15

Investments in capital expenditures, net of amounts funded by partners, were $2.21 billion for the third quarter of 2019, which resulted in adjusted free cash flow(3) of $504 million. Micron repurchased an aggregate of 67 million shares of its common stock for $2.66 billion during the first nine months of 2019 in connection with its $10 billion share repurchase authorization. The company ended the third quarter with cash, marketable investments, and restricted cash of $7.93 billion for a net cash(4) position of $3.02 billion.

Micron will host a conference call on Tuesday, June 25, 2019 at 2:30 p.m. MT to discuss financial results and provide forward-looking guidance for its fiscal fourth quarter. The call, audio, and slides will be available online at investors.micron.com. A webcast replay will be available on our website until June 25, 2020. A taped audio replay of the conference call will also be available at 1-404-537-3406 or 1-855-859-2056 (conference number: 3684209) beginning at 5:30 p.m. MT, June 25, 2019 and continuing through July 2, 2019. For Investor Relations and other company updates, follow @MicronTech on Twitter at twitter.com/MicronTech.

About Micron Technology, Inc.

We are an industry leader in innovative memory and storage solutions. Through our global brands – Micron®, Crucial®, and Ballistix® – our broad portfolio of high-performance memory and storage technologies, including DRAM, NAND, NOR Flash, and 3D XPoint™ memory, is transforming how the world uses information to enrich life. Backed by 40 years of technology leadership, our memory and storage solutions enable disruptive trends, including artificial intelligence, machine learning, and autonomous vehicles, in key market segments like data center, networking, automotive, industrial, mobile, graphics, and client. Our common stock is traded on the Nasdaq under the MU symbol. To learn more about Micron Technology, Inc., visit micron.com.

The Micron logo and Micron symbol are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding the industry and our strategic position and financial results. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially. Please refer to the documents we file with the Securities and Exchange Commission, specifically our most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in these forward-looking statements. These certain factors can be found at www.micron.com/certainfactors. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.

(1) GAAP represents U.S. Generally Accepted Accounting Principles.
(2) Non-GAAP represents GAAP excluding the impact of certain activities which our management excludes in analyzing our operating results and understanding trends in our earnings. Non-GAAP shares used in per share calculations also include the impact of our outstanding capped call transactions and the effect of stock-based compensation. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.
(3) Adjusted free cash flow consists of cash provided by operating activities of $2.71 billion for the third quarter of 2019 less investments in capital expenditures, net of amounts funded by partners.
(4) Net cash consists of cash, marketable investments, and restricted cash less current and long-term debt of $4.91 billion.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions, except per share amounts)

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	May 30, 2019	February 28, 2019	May 31, 2018	May 30, 2019	May 31, 2018
Revenue (1)	$4,788	$5,835	$7,797	$18,536	$21,951
Cost of goods sold	2,960	2,971	3,074	9,229	9,211
Gross margin	1,828	2,864	4,723	9,307	12,740
Selling, general, and administrative	206	209	211	624	598
Research and development	606	601	603	1,818	1,574
Other operating (income) expense, net	6	97	(44)	139	(49)
Operating income	1,010	1,957	3,953	6,726	10,617
Interest income (expense), net	23	31	(44)	59	(206)
Other non-operating income (expense), net (2)	(317)	(84)	(193)	(392)	(450)
Income tax (provision) benefit (3)	135	(280)	109	(622)	(148)
Equity in net income (loss) of equity method investees	—	1	(2)	1	(1)
Net income attributable to noncontrolling interests	(11)	(6)	—	(20)	(2)
Net income attributable to Micron	$840	$1,619	$3,823	$5,752	$9,810

Earnings per share
Basic	$0.76	$1.45	$3.30	$5.15	$8.53
Diluted	0.74	1.42	3.10	5.01	7.96

Number of shares used in per share calculations
Basic	1,105	1,114	1,159	1,117	1,150
Diluted	1,129	1,141	1,235	1,148	1,233

CONSOLIDATED FINANCIAL SUMMARY, Continued

As of	May 30, 2019	February 28, 2019	August 30, 2018
Cash and short-term investments	$6,689	$7,533	$6,802
Receivables (1)	3,257	4,416	5,478
Inventories	4,905	4,390	3,595
Total current assets (1)	15,066	16,550	16,039
Long-term marketable investments	1,167	1,614	473
Property, plant, and equipment	27,138	26,204	23,672
Restricted cash	77	76	81
Total assets	46,288	47,487	43,376

Accounts payable and accrued expenses	3,494	4,062	4,374
Current debt (2)(4)	1,346	2,634	859
Total current liabilities	5,397	7,361	5,754
Long-term debt (2)	3,563	3,604	3,777

Total Micron shareholders' equity (1)(2)(5)	35,323	34,567	32,294
Noncontrolling interests in subsidiaries (4)	867	863	870
Total equity	36,190	35,430	33,164

	Nine Months Ended
	May 30, 2019	May 31, 2018
Net cash provided by operating activities	$10,956	$12,245
Net cash provided by (used for) investing activities	(8,985)	(6,087)
Net cash provided by (used for) financing activities	(3,330)	(4,443)

Depreciation and amortization	4,047	3,552
Investments in capital expenditures	(7,806)	(6,798)
Repayments of debt	(2,376)	(6,767)
Payments to acquire treasury stock (5)	(2,727)	(69)
Proceeds from issuance of stock	112	1,636
Proceeds from issuance of debt (2)	1,800	969

(1)
In the first quarter of 2019, we adopted ASU 2014-09 – Revenue from Contracts with Customers (as amended, "ASC 606"), which supersedes nearly all existing revenue recognition guidance under generally accepted accounting principles in the United States. The core principal of ASC 606 is that an entity should recognize revenue when it transfers control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. We adopted ASC 606 in the first quarter of 2019 under the modified retrospective method and, in connection therewith, made certain adjustments to our opening balances as of August 31, 2018. Adjustments to opening balances included an increase to receivables of $114 million, reduction of deferred tax assets of $92 million, increase of other current assets of $30 million, and an increase to retained earnings of $50 million.

(2)
On February 6, 2019, we issued $600 million, $500 million, and $700 million in principal of senior unsecured notes due in 2024, 2026, and 2029, respectively. On February 8, 2019, we notified holders of our convertible senior notes due in 2043 ("2043G Notes") that we would redeem all of the outstanding 2043G Notes on March 13, 2019. In connection with our notice, we made an irrevocable election to settle any conversions in cash and, as a result, we reclassified $336 million from equity to a derivative debt liability. Holders converted substantially all of the 2043G Notes and, on March 13, 2019, we paid $1.43 billion to settle the conversions. We incurred losses of $316 million and $84 million in the third and second quarters of 2019, respectively, in connection with these transactions.

(3)
On December 22, 2017, the United States enacted comprehensive tax legislation, commonly referred to as the Tax Cuts and Jobs Act (the "Tax Act"), which imposed a one-time transition tax in 2018 (the "Repatriation Tax") and created a new minimum tax on certain foreign earnings. Our income tax provision consisted of the following:

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	May 30, 2019	February 28, 2019	May 31, 2018	May 30, 2019	May 31, 2018
Income tax (provision) benefit, excluding items below	$125	$(216)	$(78)	$(469)	$(161)
Utilization of and other changes in net deferred tax assets of MMJ, MMT, and MTTW	(32)	(78)	(35)	(162)	(78)
Repatriation Tax, net of adjustments related to uncertain tax positions	42	14	222	9	(1,113)
Release of the valuation allowance on net deferred tax assets of our U.S. operations	—	—	—	—	1,337
Remeasurement of deferred tax assets and liabilities reflecting lower U.S. corporate tax rates	—	—	—	—	(133)
	$135	$(280)	$109	$(622)	$(148)

The decrease in our income tax provision in the third quarter of 2019 as compared to the second quarter of 2019 was due primarily to a reduction in profit before tax and a related reduction in the foreign minimum tax. The Repatriation Tax and our deferred tax liabilities on unremitted earnings were also reduced in the third quarter of 2019 due to Tax Act-related law changes. Our provision for income tax and the effective tax rate increased in the first nine months of 2019 as compared to the corresponding period of 2018 primarily as a result of the foreign minimum tax.

(4)
In January 2019, we exercised our option to acquire Intel's interest in our joint venture, IM Flash Technologies, LLC ("IMFT") and, in the third quarter of 2019, Intel set the closing date of the transaction to occur on October 31, 2019. At closing, we expect to pay Intel approximately $1.4 billion in cash for Intel's noncontrolling interest in IMFT and IMFT member debt. As of May 30, 2019, current debt included $858 million of IMFT member debt.

(5)
In the third quarter and first nine months of 2019, we repurchased 4 million shares of our common stock for $157 million and 67 million shares of our common stock for $2.66 billion, respectively, under an accelerated share repurchase agreement, Rule 10b5-1 plans, and through open market repurchases. The shares were recorded as treasury stock.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(in millions, except per share amounts)

	3rd Qtr.	2nd Qtr.	3rd Qtr.
	May 30, 2019	February 28, 2019	May 31, 2018
GAAP gross margin	$1,828	$2,864	$4,723
Stock-based compensation	24	23	20
Start-up and preproduction costs	23	15	—
Employee severance	—	13	—
Other	9	13	7
Non-GAAP gross margin	$1,884	$2,928	$4,750

GAAP operating income	$1,010	$1,957	$3,953
Stock-based compensation	58	57	48
Start-up and preproduction costs	23	15	—
Employee severance	—	17	—
Restructure and asset impairments	9	51	8
Other	10	13	8
Non-GAAP operating income	$1,110	$2,110	$4,017

GAAP net income attributable to Micron	$840	$1,619	$3,823
Stock-based compensation	58	57	48
Start-up and preproduction costs	23	15	—
Employee severance	—	17	—
Restructure and asset impairments	9	51	8
Amortization of debt discount and other costs	10	11	23
(Gain) loss on debt repurchases and conversions	317	83	168
(Gain) loss from changes in currency exchange rates	1	3	24
Other	12	13	10
Impact of U.S. income tax reform	(42)	(14)	(222)
Estimated tax effects of above, non-cash changes in net deferred income taxes, and assessments of tax exposures	(30)	116	16
Non-GAAP net income attributable to Micron	$1,198	$1,971	$3,898

GAAP weighted-average common shares outstanding - Diluted	1,129	1,141	1,235
Adjustment for capped calls and stock-based compensation	6	8	3
Non-GAAP weighted-average common shares outstanding - Diluted	1,135	1,149	1,238

GAAP diluted earnings per share	$0.74	$1.42	$3.10
Effects of the above adjustments	0.31	0.29	0.05
Non-GAAP diluted earnings per share	$1.05	$1.71	$3.15

The tables above reconcile GAAP to non-GAAP gross margin, operating income, net income attributable to Micron, diluted shares, and diluted earnings per share. The non-GAAP adjustments above may or may not be infrequent or nonrecurring in nature but are a result of periodic or non-core operating activities. We believe this non-GAAP information is helpful in understanding trends and in analyzing our operating results and earnings. We are providing this information to investors to assist in performing analysis of our operating results. When evaluating performance and making decisions on how to allocate our resources, management uses this non-GAAP information and believes investors should have access to similar data when making their investment decisions. We believe these non-GAAP financial measures increase transparency by providing investors with useful supplemental information about the financial performance of our business, enabling enhanced comparison of our operating results between periods and with peer companies. The presentation of these adjusted amounts varies from numbers presented in accordance with U.S. GAAP and therefore may not be comparable to amounts reported by other companies. Our management excludes the following items in analyzing our operating results and understanding trends in our earnings:

•	Stock-based compensation;

•	Flow-through of business acquisition-related inventory adjustments;

•	Acquisition-related costs;

•	Start-up and preproduction costs;

•	Employee severance;

•	Restructure and asset impairments;

•	Amortization of debt discount and other costs, including the accretion of non-cash interest expense associated with our convertible debt and MMJ creditor debt;

•	Gains and losses from debt repurchases and conversions;

•	Gains and losses from changes in currency exchange rates;

•	Gains and losses from business acquisition activities;

•	Impact of U.S. income tax reform for the Repatriation Tax, release of U.S. valuation allowance, and remeasurement of net deferred taxes reflecting lower U.S. corporate tax rates; and

•	The estimated tax effects of above, non-cash changes in net deferred income taxes, and assessments of tax exposures.

Our outstanding capped call transactions are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of our convertible notes. In periods with non-GAAP income attributable to Micron, non-GAAP diluted shares include the impact of capped calls based on the average share price for the period the capped calls are outstanding. Non-GAAP diluted shares are also adjusted for the impact of additional shares resulting from the exclusion of stock-based compensation from non-GAAP income.